Exhibit 2.1

Second AMENDMENT
TO SHARE PURCHASE AGREEMENT

This AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Amendment”) is dated as of August 15, 2019 and amends the share purchase agreement, dated as of July 9, 2019, by and among Inpixon, a Nevada corporation (“Parent”), Inpixon Canada, Inc., a British Columbia corporation and wholly-owned subsidiary of Parent (“Purchaser”), Chris Wiegand in his capacity as Vendors’ Representative, any other shareholder who subsequently signs an adoption agreement (the “Vendors”), and Jibestream Inc. (“Corporation”), as amended by that certain amending agreement dated August 8, 2019 by and among Parent, Purchaser, Chris Wiegand in his capacity as Vendors’ Representative and the Corporation (the “Purchase Agreement”). All capitalized terms that are used and not defined elsewhere in this Amendment shall have the respective meanings assigned thereto in the Purchase Agreement.

WHEREAS, pursuant to Section 10.10 of the Purchase Agreement, Purchaser, Parent, Corporation and Vendors’ Representative have the authority to amend certain provisions of the Purchase Agreement without further consent of third parties; and

WHEREAS, Purchaser, Parent, Corporation and Vendors’ Representative have agreed that it is in the best interests of the parties to amend the terms of the Purchase Agreement to reflect the changes set forth in this Amendment.

NOW, THEREFORE, Purchaser, Parent, the Corporation and Vendors’ Representative hereby agree as follows:

1. Amendments to Purchase Agreement. Section 1.1 of the Purchase Agreement is hereby amended to modify the definition of “Excess Shares” as follows:

““Excess Shares” means the number of Parent Shares issuable pursuant to Section 2.2 in excess of the Nasdaq Cap and which shall be allocated from the Pro Rata Portion of Parent Shares issuable to the Vendors based on their applicable Pro Rata Portion.”

2. Ratification; No Other Amendment. This Amendment hereby amends the Purchase Agreement effective as of the date hereof and is deemed to form a part thereof, mutatis mutandis. The Purchase Agreement is hereby ratified and confirmed in all respects, and all other terms and conditions of the Purchase Agreement, including without limitation the representations, warranties, covenants and agreements of the respective parties, shall remain in full force and effect without other or further amendment or modification. On and after the date of this Amendment, any reference to “this Agreement” in the Purchase Agreement and in any other agreements will mean the Purchase Agreement, as amended by this Amendment. In the event of any conflict between the terms and conditions of this Amendment, and terms and conditions of the Purchase Agreement, the terms and conditions of this Amendment shall prevail to the extent of the inconsistency.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the province of British Columbia and the federal Laws of Canada applicable therein. Any Action arising out of or based upon this Amendment, the other Transaction Documents or the transactions contemplated hereby or thereby may be brought in the courts of the province of British Columbia, and each party irrevocably submits and agrees to attorn to the exclusive jurisdiction of that court in any such action. The parties irrevocably and unconditionally waive any objection to the venue of any action or proceeding in that court and irrevocably waive and agree not to plead or claim in that court that such action has been brought in an inconvenient forum

5. Termination. The parties agree that if, for any reason, the Purchase Agreement is terminated in accordance with its terms prior to closing of the transactions contemplated thereunder, this Amendment will also terminate and be of no further force or effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Purchase Agreement effective as of the date first above written.

INPIXON CANADA, INC.

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

INPIXON

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

JIBESTREAM INC.

By:	/s/ Chris Wiegand
Name:	Chris Wiegand
Title:	Chief Executive Officer

Chris Wiegand, in his capacity as
VENDORS’ REPRESENTATIVE

/s/ Chris Wiegand
Chris Wiegand